Exhibit 99.1

HP Names Todd Bradley as Executive Vice President of Personal Systems Group

PALO ALTO, Calif., June 13, 2005

HP today announced that it has appointed R. Todd Bradley to serve as executive vice president of its Personal Systems Group (PSG), which includes the company’s notebook and desktop PCs, handhelds, monitors, workstations and related support services.

Bradley, 46, most recently spent four years at palmOne, Inc., three as president and chief executive officer. His appointment re-establishes PSG as a standalone business, following its combination in January 2005 with the Imaging and Printing Group (IPG). Vyomesh (V.J) Joshi, who had served as executive vice president of the combined Imaging and Personal Systems Group, will resume his former role as executive vice president of IPG.

Bradley has a 25-year management career with extensive international experience. Prior to palmOne, he spent three years at Gateway, Inc., most recently as executive vice president, global operations, and previously ran its operations in Europe, Middle East and Africa. He has also held senior roles at GE Capital Corp., The Dun & Bradstreet Corp. and FedEx Corp.

Bradley will join HP’s Executive Council as its 10th member, marking HP’s second expansion of the council this month.

“Todd Bradley is an outstanding executive with a long track record of growing businesses, executing against plans and exceeding targets,” said Mark Hurd, HP chief executive officer and president. “His experience driving growth and profitability in highly competitive hardware fields makes him well-suited for this position.

“Under VJ’s leadership, the PC business has continued to grow and improve its profit margins, and I’d like to congratulate him on those efforts. Now, by managing PSG and IPG as separate, highly focused organizations, we can further sharpen our competitiveness and improve our cost structures.”

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended April 30, 2005, HP revenue totaled $83.3 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at http://www.hp.com.

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including anticipated expected financial results; statements of expectation or belief; and any statement of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the achievement of expected financial results and other risks that are described from time to time in HP’s Securities and Exchange Commission reports, including but not limited to HP’s Quarterly Report on Form 10-Q for the fiscal quarter ended Jan. 31, 2005, and other reports filed after HP’s Annual Report on Form 10-K for the fiscal year ended Oct. 31, 2004. HP assumes no obligation and does not intend to update these forward-looking statements.